EXHIBIT 10.11



                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


         This Second Amendment to the Employment Agreement (the "Amendment") by and between Electropharmacology, Inc. (the "Company") and Arup Sen, Ph.D. (the "Executive"), entered into on November 11, 1996, as amended by Board of Directors resolution on June 24, 1997 (the "Employment Agreement") is made and entered into as of this 1st day of January 1998;

         WHEREAS, the Company and the Executive desire that Executive no longer be required to incur a substantial current tax liability as a result of receiving large grants of restricted stock pursuant to the non-cash portion of the Executive's annual compensation;

         WHEREAS, the Company and the Executive agree that it is in their mutual benefit to reduce the cash needs of the Company required for its operations;

         WHEREAS, the Company and the Executive desire to amend the Employment Agreement in accordance with the contractual terms and conditions set forth below:

         NOW THEREFORE, in consideration of the covenants set forth herein, the parties hereto agree as follows:

         1. Paragraph 4. Compensation, subparagraph (b) shall be replaced in its entirety with the following:

         For the period commending on January 1, 1998 and ending December 31, 1999, the Executive's base salary shall be reduced by one third (33 1/3%) (the portion of the salary to be so reduced is hereinafter referred to as the "Foregone Salary"), so that effective January 1, 1998, the Executive's base salary shall be deemed to be $127,308 on an annualized basis. Each January lst thereafter, for the calendar year then commencing, the Executive's base salary, on an annualized basis, shall be not less than two thirds the product of $190,962 per year multiplied by the percentage obtained by dividing (I) the Consumer Price Index for All Urban Consumers -- U.S. City Average (1982-84 =
         100) (or, if publication of that index is terminated, any substantially equivalent successor thereto) for the month of July in the fiscal year of the Company immediately preceding such January 1st, as published by the Bureau of Labor Statistics of the United States Department of Labor; by (ii) said Consumer Price Index for the month of July 1998 provided that the Consumer Price Index adjustment shall in no case be greater than 6% or less than 3% in any year. The Executive's base salary may be increased from time to time by the Board, but in no event shall the Executive's base salary for any calendar year be less than the annualized base salary for 1998 plus the then applicable Consumer Price Index adjustment provided by the preceding sentence. During the term of the Agreement, Executive's salary shall be reviewed at least annually by the Board to determine whether an increase beyond the Executive's is warranted and appropriate. Except as set forth in this
         Section 4, such


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         compensation shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees, but in no event less frequently than bi-monthly. In lieu of the Foregone Salary (for 1998, $63,654), on January 1, 1998 and each January 1st thereafter, the Company shall grant to the Executive a ten-year option to purchase that number of shares of the company's common stock equal to that year's Foregone Salary divided by the last reported closing sales price of the Company's common stock for the day prior to the date of such grant as reported in the OTC Bulletin Board (the "Grant Date Market Value"). Each such option shall be exercisable with respect to 50% of the shares covered thereby on July 1, 1998, or such later year as applicable, and with respect to the remaining 50% of the shares covered thereby on December 1, 1998 or such later year as applicable. The exercise price of the options shall be the Grant Date Market Value. In the event of a Change of Control of the Company as defined in the Company's Stock Option Plan, the Executive will receive a cash payment equal to the aggregate exercise price of such option if the Executive's employment is terminated within one year after the Change in Control. Notwithstanding the foregoing, in the event the Executive's employment hereunder is terminated by the Company other than for Cause (as defined herein) or by the Executive by Permitted Resignation (as defined herein) prior to the end of the term of this Agreement, such option shall immediately vest and become exercisable in accordance with Section 11(c) hereof. If the Executive is terminated for Cause (as defined herein) all stock options, whether or not vested, shall immediately terminate without any payment made therefor. If the Executive resigns (other than by Permitted Resignation), all unvested stock options shall immediately terminate without any payment therefor. In the event of a change of control of the Company, the Executive will receive a cash payment equal to the aggregate exercise price of such options in the event the options would otherwise terminate. Upon the Employee's death or Disability (as defined in the Agreement), all unvested stock options that are to vest on the next vesting date of this subparagraph shall immediately vest and become exercisable and all other unvested stock options shall immediately terminate without any payment made therefor.

         2. Paragraph 5. Executive Benefits, subparagraph (c) is replaced in its entirety with the following:

         In lieu of the monthly automobile allowance in the amount of $500 originally provided for in the Agreement, effective February 1, 1998, and each February 1st thereafter during the term of the Agreement, the Company will grant to the Executive an option to purchase that number of shares of the Company's common stock equal to $6,000 divided by the Grant Date Market Value on February 1st. Each such option shall be exercisable immediately on and after the date of grant, with an exercise price equal to the Grant Date Market Value.

         3. To the extent not superseded herein, all other provisions of the Employment Agreement shall remain in full force and effect.








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         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                          /s/ Arup Sen
                                          ---------------------------
                                          Arup Sen

                                          ELECTROPHARMACOLOGY, INC.

                                          By:    /s/ David Saloff
                                                 ---------------------------
                                          Name:  David Saloff
                                          Title: Executive Vice President